Exhibit 5.1

[LETTERHEAD OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC]

August 17, 2012

MRI Interventions, Inc.
One Commerce Square, Suite 2550
Memphis, TN 38103

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of up to 6,298,075 shares (the “Shares”) of Common Stock, par value $0.01 per share, of MRI Interventions, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 1998 Stock Option Plan, 2007 Stock Incentive Plan, 2010 Incentive Compensation Plan, 2010 Non-Qualified Stock Option Plan and 2012 Incentive Compensation Plan (together, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws. As used herein, the term “Delaware General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL
& BERKOWITZ, PC

/s/ Robert J. DelPriore
Robert J. DelPriore, Authorized Representative